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                                                                    Exhibit 12.2
                                                                    ------------

                                H&R BLOCK, INC.
               Computation of Ratio of Earnings to Fixed Charges
                             (Amounts in thousands)


                                                           2004          2003         2002        2001         2000
                                                        ----------   ----------   ----------  ----------   ---------

Pretax income before change in accounting principle     $1,164,157   $  987,077   $  716,840  $  473,078   $ 412,266
                                                        ==========   ==========   ==========  ==========   =========

FIXED CHARGES:
   Interest expense                                         84,556       92,644      116,141     242,551     155,027
   Interest portion of net rent expense(a)                  79,949       70,574       63,458      59,268      52,263
                                                        ----------   ----------   ----------  ----------   ---------

Total fixed charges                                        164,505      163,218      179,599     301,819     207,290

Earnings before income taxes and fixed charges          $1,328,662   $1,150,295   $  896,439  $  774,897   $ 619,556
                                                        ==========   ==========   ==========  ==========   =========

Ratio of earnings to fixed charges                             8.1          7.0          5.0         2.6         3.0
                                                        ==========   ==========   ==========  ==========   =========

   (a) One-third of net rent expense is the portion deemed representative of the interest factor.

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